Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Panoply Group Corp. on Amendment No. 2 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated January 24, 2014, on the balance sheet of Panoply Group Corp. as of November 30, 2013 and the related statement of operations, changes in stockholder’s deficit and cash flows for the period from Inception (September 10, 2013) to November 30, 2013 and of our review report dated April 10, 2014, with respect to the unaudited interim financial statements on the balance sheet of Panoply Group Corp. as of February 28, 2014 and the related statements of operations, changes in stockholder’s equity (deficit) and cash flows for the three month period ended February 28, 2014 and the period from Inception (September 10, 2013) to February 28, 2014 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

April 10, 2014                                                                                             Cutler & Co. LLC